Exhibit 21.1

SUBSIDIARIES OF SUBURBAN PROPANE PARTNERS, L.P.

(as of November 22, 2023)

SUBURBAN ADK RNG, LLC (Delaware)

SUBURBAN LP HOLDING, INC. (Delaware)

SUBURBAN LP HOLDING, LLC (Delaware)

SUBURBAN PROPANE, L. P. (Delaware)

SUBURBAN SALES & SERVICE, INC. (Delaware)

GAS CONNECTION, LLC (Oregon)

SUBURBAN FRANCHISING, LLC (Nevada)

SUBURBAN ENERGY FINANCE CORP. (Delaware)

SUBURBAN HEATING OIL PARTNERS, LLC (Delaware) (d/b/a Suburban Propane)

AGWAY ENERGY SERVICES, LLC (Delaware)

SUBURBAN PROPERTY HOLDINGS, LLC (Delaware)

SUBURBAN RENEWABLE ENERGY, LLC (Delaware)

CENTRAL OHIO BIOENERGY, LLC (Ohio) (d/b/a/ SuburbanRNG-Columbus)

WOF SW GGP 1, LLC (Delaware) (d/b/a SuburbanRNG-Stanfield)

SUBURBAN EQ RNG, LLC (Delaware)